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                                                          EXHIBIT 99(a)(1)(viii)


                              VERTRUE INCORPORATED


                   NOTICE TO HOLDERS OF VESTED STOCK OPTIONS

    SUPPLEMENT TO THE OFFER TO PURCHASE COMMON STOCK OF VERTRUE INCORPORATED



                                                               DECEMBER 20, 2004


Dear Holders of Vested Stock Options:


     On November 15, 2004, Vertrue Incorporated, a Delaware corporation, formerly MemberWorks Incorporated (the "Company"), began its modified "Dutch Auction" tender offer to purchase up to 500,000 shares of its common stock, $0.01 par value per share, at a price specified by its stockholders of not greater than $35.00 nor less than $30.00 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2004 (the "Original Offer to Purchase") and related Letter of Transmittal. The tender offer was scheduled to expire at 5:00 p.m., New York City time, on December 15, 2004. When the tender offer was commenced, on November 15, 2004, the Company's name was MemberWorks Incorporated. On November 18, 2004, upon shareholder approval, the Company changed its name to Vertrue Incorporated. Therefore, all references in all documents related to the tender offer to "the Company", "MemberWorks", "we" or "us" refer to Vertrue Incorporated.



     THIS LETTER IS BEING SENT TO NOTIFY YOU THAT THE COMPANY HAS EXTENDED THE EXPIRATION DATE OF THE TENDER OFFER TO 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 7, 2005 (THE "EXPIRATION DATE"). THE COMPANY HAS ALSO INCREASED THE PRICE PER SHARE AT WHICH STOCKHOLDERS MAY TENDER THEIR SHARES TO A PRICE NOT GREATER THAN $38.50 NOR LESS THAN $33.50 PER SHARE, WITHOUT INTEREST.



     The Offer to Purchase has been amended and supplemented by the Supplement to the Offer to Purchase dated December 20, 2004 (the "Supplement") and related amended Letter of Transmittal (the "Amended Letter of Transmittal"). The Offer to Purchase, together with the Original Offer to Purchase, as they may be amended or supplemented, the "Offer to Purchase" and the Amended Letter of Transmittal (the "Tender Offer Documents"), as each may be further amended or supplemented from time to time, together constitute the "tender offer". You may obtain copies of the Tender Offer Documents by calling The Altman Group, Inc., the information agent for the tender offer, at (800) 780-7314 (toll-free).



     As further set forth below, as a holder of vested stock options, you may wish to exercise any or all of your stock options that are vested before the Expiration Date, and then tender the shares so acquired to the Company pursuant to the terms of the tender offer. To assist you, please contact your Company stock option plan administrator, Tami Pauley, at 402-661-2583 to receive a summary of your stock option grants, including the grant date, exercise price, and the vesting date of the stock options.


     You will need to evaluate the Tender Offer Documents to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left yet to exercise your options, the range of tender prices, and the provisions for pro rata purchases by the Company outlined in the Tender Offer Documents.


     The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $38.50 nor less than $33.50 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 500,000 shares or if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. All stockholders whose shares are purchased by the Company will receive the purchase price for each share purchased in the tender offer. The Company reserves the right to purchase up to an additional number of shares, not to exceed 2% of its outstanding shares of common stock, subject to applicable legal requirements, without extending the tender offer.

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     Upon the terms and subject to the conditions of the tender offer, if more than 500,000 shares have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the purchase price, the Company will purchase shares on the following basis:


          1. first, all shares validly tendered at or below the purchase price and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owns of record or beneficially, an aggregate of fewer than 100 shares ("odd lots") and who validly tenders all of such shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Amended Letter of Transmittal;



          2. second, after purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
     Section 6 of the Original Offer to Purchase, all other shares validly tendered at or below the purchase price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary, with appropriate adjustments to avoid purchases of fractional shares; and



          3. finally, if necessary to permit the Company to purchase 500,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 6 of the Original Offer to Purchase. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.



     If you decide to exercise any of your stock options, please contact your Company stock option plan administrator, Tami Pauley, at 402-661-2583. Remember, the tender offer will expire at 5:00 p.m., New York City time, on Friday, January 7, 2005 unless further extended by the Company. IF YOU DO INTEND TO EXERCISE STOCK OPTIONS IN ORDER TO TENDER SHARES IN THE TENDER OFFER, YOU MUST EXERCISE YOUR OPTIONS EARLY ENOUGH TO ALLOW THE COMPANY ENOUGH TIME TO FACILITATE YOUR EXERCISE AND TO TRANSFER THE SHARES TO YOU TO SUBMIT IN THE TENDER OFFER BY THE EXPIRATION DATE. YOU MUST OBTAIN THE TENDER OFFER DOCUMENTS IN ORDER TO TENDER YOUR SHARES IN THE TENDER OFFER. You may obtain copies of the Tender Offer Documents by calling The Altman Group, the information agent, at
(800) 780-7314 (toll-free).


     You should consult your own tax advisor as to the particular U.S. federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the tender offer. In particular, if your options are intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), you should discuss with your tax advisor any implications of exercising your options and tendering the shares into the tender offer in light of the applicable holding periods under Section 422 of the Code.

     THE TENDER OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM, OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

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